EXHIBIT 5.1

                         OPINION AND CONSENT OF COUNSEL

February 1, 2002

Crown Jewel Resources, Corp.
805 Third Avenue
New York, New York 10022

Gentlemen:

      We have examined the Registration Statement on Form S-8 of Crown Jewel Corp., a Delaware corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 2,200,000 shares of the Company's common stock, $.0005 par value per share (the "Common Stock"), under the Consulting Agreement dated January 23, 2002 between the Registrant and Robert Podjarsky, the Consulting Agreement dated January 23, 2002 between the Registrant and Donn Manzeske, the Consulting Agreement dated January 23, 2002 between the Registrant and Dolph Weissman and the Consulting Agreement dated January 23, 2002 between the Registrant and Gregg Jakobson, (collectively, the "Consulting Agreements").

      As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Consulting Agreements.

      We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Registration Statement and the exhibits thereto, will be legally and validly issued, fully-paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement.

Very truly yours,

/s/ KAPLAN GOTTBETTER & LEVENSON, LLP


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